EXHIBIT 10.1

EMPLOYMENT SEPARATION
AGREEMENT AND RELEASE

This Employment Separation Agreement and Release (the “Agreement”) is made and entered into as of this 19th day of July, 2019 (“Effective Date”) by and between Ralph Lauren Corporation, a Delaware corporation (the “Corporation”) and Valerie Hermann (the “Executive”).

W I T N E S S E T H:
WHEREAS, Executive and the Corporation had entered into an amended and restated employment agreement effective April 4th, 2016, as amended effective September 22nd, 2016 (the “Employment Agreement”);
WHEREAS, the Corporation and Executive wish to set forth certain promises, agreements, and understandings in this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the legal sufficiency of which is hereby acknowledged, and is in addition to what Executive is legally entitled to, the Corporation and Executive do hereby agree as follows:
1.          Payments and Benefits to Executive by the Corporation.  In exchange for agreeing to and complying with the terms of this Agreement (including, without limitation, the release it contains in Section 6), Executive shall receive the following consideration, which Executive acknowledges is sufficient and in addition in the aggregate to what Executive would be legally entitled to, and be treated in the following manner:
(a)          Executive will remain on the Corporation’s payroll and continue in her role as an officer of the Corporation until September 30th, 2019 (the “Termination Date”).  Executive’s employment with the Corporation will terminate on the Termination Date.  Executive will receive Executive’s regular base salary, less applicable withholdings, in bi-weekly installments pursuant to the normal payroll practices of the Corporation until the Termination Date. Executive need not report to her work location or to any Corporation work location after August 30th, 2019, but she shall be available remotely to assist with the transition of her responsibilities and to respond to inquiries from the Corporation on an as-needed basis through the Termination Date.
(b)          Subject to the Executive not revoking this Agreement pursuant to Section 16, the Corporation shall pay to Executive the amount of one million and fifty thousand dollars ($1,050,000), less applicable withholdings, equivalent to fifty-two (52) weeks of Executive’s base salary, with payments commencing on the Corporation’s first payroll date following the 30th day after the Termination Date and continuing in equal bi-weekly installments pursuant to the normal payroll practices of the Corporation until the one year anniversary of the Termination Date (the “Severance Period”), provided that the initial payment shall include the base salary amounts for all payroll periods from the Termination Date through the date of such initial payment (for purposes of Section 409A (as defined in Section 19), Executive’s right to receive installment payments pursuant to this Section 1 shall be treated as a right to receive a series of separate and distinct payments).
(c)          On the first payroll pay date following the Termination Date, the Corporation shall pay Executive a lump sum amount of one million three hundred and twenty two thousand seven hundred and fifty dollars ($1,322,750), less applicable withholdings.
(d)          The Corporation shall pay to Executive the Pro-Rata Annual Actual Incentive Bonus (as that term is defined in the Employment Agreement) for the Corporation's 2020 fiscal year, on the date that 2020 fiscal year EOAIP bonuses are paid to other senior executives of the Corporation.
(e)          On the last business day of the Severance Period the Corporation shall pay Executive a lump sum amount of five hundred and fourteen thousand seven hundred and fifty dollars ($514,750), less applicable withholdings.

(f)           Executive’s eligibility for participation in all benefit plans of the Corporation will cease as of the Termination Date, except for Executive’s right to group medical and dental coverage pursuant to COBRA or as otherwise expressly set forth in this Agreement.  In this regard, during the Severance Period, subject to the Executive’s timely election of COBRA, the Corporation shall pay the employer’s share of the monthly premium for Executive’s group medical and dental coverage, while Executive will be responsible for paying the employee’s share of such monthly premium.  After the Severance Period, Executive will be solely responsible for paying the full cost of the monthly premium in order to continue receiving group medical and dental coverage pursuant to COBRA.  Executive’s participation in the Corporation’s group medical or dental insurance plan and the Corporation’s obligation to pay the employer’s share of the premium shall immediately cease at such time as the Executive becomes eligible for a future employer’s or medical and/or dental insurance coverage (or would become eligible if the Executive did not waive coverage).
(g)           Executive shall immediately vest in all time-based restricted stock units (or other equity awards with only service-based vesting conditions) awarded to her as of the Termination Date.  With respect to any unvested performance share units (“PSUs”) or Performance-based Restricted Share Units (“PRSUs”) awarded through the Termination Date, including those awarded for FY20 that shall be in the amount specified in the Employment Agreement term sheet and granted to her pursuant to the terms of the 2010 Long Term Incentive Plan or its successor in or around August 2019 at the same time as FY20 awards are granted to other similarly situated executives: (1) any unvested PRSUs shall remain outstanding and shall vest on their originally scheduled vesting dates, subject to achievement of performance goal where applicable; and (2) any unvested PSUs will remain outstanding and will vest at the end of the applicable performance period based on the Corporation's actual degree of achievement of the applicable performance goals, and all such awards (PRSUs and PSUs) will be paid in their entirety as per the terms of the Incentive Plan as soon as practicable (but in no event later than 30 days) after each applicable vesting date, without regard to Executive's continued employment.  Executive shall have three months from the Termination Date to exercise any vested stock options, unless those options expire sooner, in which case they will expire on their originally scheduled expiration date.
(h)          The Corporation shall pay the expenses, upon the presentation of bills, invoices, receipts or other supporting documentation, to pack/unpack and transport Executive and her family's household and personal goods and arrange for one-way business class tickets for Executive and her family to travel from the United States to either France or another country of Executive’s choosing, as well as legal and financial advice relating to the transition of Executive’s retirement arrangements from the United States to France or another country of Executive’s choosing, provided that the maximum amount that the Corporation will pay under this Section 1(g) is $300,000, and that such relocation must be completed within six (6) months of the Effective Date.   Further, the Corporation shall pay the legal fees and expenses, upon the presentation of bills, invoices, receipts or other supporting documentation, which Executive incurs in connection with this Agreement, up to a maximum amount of $10,000.
(i)          Other than the payments and benefits specifically set forth in this Agreement, the Executive agrees that the Corporation and its subsidiaries, affiliates and licensees do not owe the Executive any additional payments, compensation, remuneration, bonuses, incentive payments, benefits, stock options, warrants, restricted stock units, severance, reimbursement of expenses, or commissions of any kind whatsoever, or other similar compensation, including any obligations owed to Executive under any employment agreement, offer letter or otherwise.
2.          Return of Property.  On or prior to the Termination Date, Executive agrees to return to the Corporation any and all files or other property of the Corporation and its subsidiaries, affiliates and licensees (said property includes, but is not limited to, purchase orders, financial reports and statements, projections, forecasts, balance sheets, income statements, budgets, actual or prospective purchaser or customer lists, written proposals and studies, plans, drawings, specifications, investor reports, books, reports to directors, minutes, resolutions, certificates, bank account numbers, passwords, credit cards, computers, laptops, cellular or other telephones, iPhones or other smartphones, iPads or other tablet devices, calculators, identification and security cards, beepers, keys, deeds, contracts, office equipment and supplies, records, computer discs, emails and other electronic files of the Corporation, etc.) without retaining any copies or extracts thereof.  Notwithstanding the forgoing, Executive shall be permitted to retain her Corporation-provided cellular phone and shall further be permitted, in accordance with the Corporation's applicable policies and procedures, including but not limited to those related to information security, to port her assigned cellular telephone calling number to a private plan with a carrier of her own choosing, after which time the Corporation shall not be responsible for any costs associated with the use of the cellular telephone or cellular telephone number.
3.          Confidentiality of this Agreement.  Except as otherwise agreed to by the parties in writing, Executive, Executive's agents, attorneys, heirs, executors, administrators, affiliates and assigns agree that this Agreement, and any and all matters concerning Executive's separation from the Corporation, will be regarded as privileged communications between the parties, and that they will not reveal, disseminate by publication of any sort, or release in any manner or means this Agreement or any matters, factual or legal, concerning this Agreement or Executive's separation to any other person or entity, except as required by legal process (in which case, Executive agrees to forthwith provide written notice of said legal process as set forth below prior to the production of the requested information) or to enforce Executive's rights.  Notwithstanding the foregoing, Executive may reveal the relevant terms of this Agreement to the Executive's spouse, accountants and attorneys, provided that such parties agree to be bound by the confidentiality provisions herein, and to applicable taxing authorities. Nothing in this provision shall prohibit the Corporation from disclosing this Agreement to the extent required by law or pursuant to Securities and Exchange Commission ("SEC") reporting obligations.  Notwithstanding the foregoing, in the event this Agreement is publicly filed, the above limitation shall not include any information publicly disclosed.
4.          Obligations.
(a)          In exchange for the payments and benefits set forth in paragraph 1 herein, Executive agrees that during the Severance Period, Executive shall for no additional compensation or benefits whatsoever be reasonably available, with due regard to Executive's other obligations and commitments, if requested by the Corporation upon reasonable notice to assist in transitioning Executive's former duties and responsibilities for the Corporation.
(b)          With the exception of the duties and responsibilities set forth in this Section 4, Executive acknowledges and agrees that Executive shall be relieved of all duties and responsibilities for the Corporation and its subsidiaries, affiliates and licensees as of the Termination Date, that Executive shall not thereafter have the authority to bind the Corporation or any of its subsidiaries, affiliates or licensees, and that Executive shall not thereafter contact any past, current, or prospective customers, distributors, manufacturers, partners or suppliers of the Corporation or any of its subsidiaries, affiliates or licensees on behalf of the Corporation.  Effective as of the Termination Date, Executive shall cease and be deemed to have resigned from any and all titles, positions and appointments the Executive holds with the Corporation and any of its affiliates, whether as an officer, director, employee, trustee, committee member or otherwise. Executive agrees to execute any documents reasonably requested by the Corporation in accordance with the preceding sentence.
(c)          Executive agrees that Executive will cooperate with the Corporation in connection with any existing or future litigation involving the Corporation, whether administrative, civil or criminal in nature, in which and to the extent the Corporation deems Executive’s cooperation necessary.  The Corporation shall pay all reasonable, documented travel and other expenses, incurred by the Executive in connection therewith so long as such expenses and costs are approved in advance in writing by the Corporation.
(d)          Executive represents and warrants that, as of the Termination Date, Executive will not have any personal expenses, loans or other obligations due to the Corporation or any of its subsidiaries, affiliates or licensees and agrees that if any such amounts are owed to the Corporation or any of its subsidiaries, affiliates or licensees, the Corporation may deduct such amounts from the payments to be made to Executive under the terms of this Agreement; provided, however, that the maximum amount that the Corporation may deduct from any payments to be made to Executive under the terms of this Agreement that are subject to Section 409A (as defined in Section 19) is $5,000 (and Executive shall repay to the Corporation any such amounts in excess of $5,000).

5.          Restrictive Covenants.  Executive agrees that she will comply with all post-employment obligations set forth in Article III of the Employment Agreement, including but not limited to those obligations of non-competition, non-solicitation, non-disparagement, and protection of confidential information, and Executive further agrees that Article III of the Employment Agreement shall remain in full force and effect.  Notwithstanding the foregoing, the non-compete period referenced in Section 3.1 of the Employment Agreement shall end on the one-year anniversary of the Effective Date, except with respect to any Competing Business (as defined in the Employment Agreement), headquartered in Europe, for which the noncompete period referenced in Section 3.1 of the Employment Agreement shall end on January 31, 2020.
6.          Release.
(a)          Subject to Section 6(b) below, in consideration for the payments and benefits to be provided to the Executive under this Agreement, the Executive, with the intention of binding the Executive, the Executive’s agents, attorneys, representatives, heirs, issue, executors, affiliates, successors, administrators and assigns, does hereby irrevocably and unconditionally forever release and discharge the Corporation, and its subsidiaries, affiliates, divisions and licensees, as well as each of their respective stockholders, managers, members, partners, heirs, executors, administrators, agents, employees, officers, directors, predecessors, successors, insurers, assigns, representatives and attorneys (the “Releasees”), of and from any and all manner of actions, causes of action, suits, complaints, debts, sums of money, costs, damages, losses, interests, attorneys’ fees, expenses, liabilities, charges, claims, obligations, promises, agreements, counterclaims and demands, whatsoever, in law or in equity or otherwise, that Executive now has or may have, whether mature, direct, derivative, subrogated, personal, assigned, both known and unknown, foreseen or unforeseen, contingent or actual, liquidated or unliquidated, arising from the beginning of the world until the Effective Date, including, but not limited to, any claims arising in any way out of Executive’s employment with the Corporation or the termination of Executive’s employment with the Corporation.  The foregoing release of claims by Executive includes, but is not limited to, any and all claims under the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621 et seq., the Americans with Disabilities Act (“ADA”), 42 U.S.C. § 12101 et seq., the Civil Rights Act of 1991, 42 U.S.C. § 1981a et seq., the Executive Retirement Income Security Act (“ERISA”), 29 U.S.C. § 1001 et seq., the Fair Labor Standards Act (“FLSA”), 29 U.S.C. § 201 et seq., the Family and Medical Leave Act (“FMLA”), Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the United States Constitution, the Constitution of the State of New York, the Constitution of the State of New Jersey, the New York State Human Rights Law, N.Y. Exec. Law § 291 et seq., the New York City Human Rights Law, N.Y.C. Admin. Code, § 8-107 et seq., the New Jersey Law Against Discrimination, N.J.S.A. § 10:5-1 et seq., the Conscientious Executive Protection Act (“CEPA”), N.J.S.A. § 34:19-1-8, the Sarbanes-Oxley Act of 2002, et seq., (each as amended) and all other similar federal, state, or municipal statutes or ordinances, including any whistle blower or any other local, state or federal law, regulation or ordinance  prohibiting discrimination or pertaining to employment, and any contract, tort, or common law theories with respect to Executive’s hiring by the Corporation, the terms and conditions of Executive’s employment with the Corporation, and/or  the termination of Executive’s employment with the Corporation. Executive does not waive Executive’s rights to any claims which may not be released as a matter of law.

(b)          The Corporation and Executive understand and agree that the release set forth in Section 6(a) above does not in any way (i) affect the rights and obligations of the parties created under this Agreement or under the Employment Agreement that are intended to survive Executive’s termination of employment or (ii) Executive’s rights to indemnification as an officer and employee of the Corporation pursuant to any applicable laws, “D&O Insurance”, the by-laws of the Corporation or otherwise, and the rights of either party to take whatever steps may be necessary to enforce the terms of this Agreement or such indemnification or to obtain appropriate relief in the event of any breach of the terms of this Agreement.  Executive acknowledges that Executive has not filed any complaint, charge, claim or proceeding, if any, against any of the Releasees before any local, state or federal agency, court or other body with regard to matters released hereunder (each individually a “Proceeding”).  Executive represents that Executive is not aware of any basis on which such a Proceeding could reasonably be instituted.  Executive acknowledges that Executive will not initiate or cause to be initiated on Executive’s behalf any Proceeding and will not participate in any Proceeding, in each case, except as required by law.  Further, the release set forth in Section 6(a) does not prohibit the Executive from (i) initiating or causing to be initiated on Executive’s behalf any, complaint, charge, claim or proceeding against the Corporation before any local, state or federal agency, court or other body challenging the validity of the waiver of Executive’s claims under the ADEA as contained in Section 6(a) of this Agreement (but no other portion of such waiver) or (ii) reporting possible violations of law or regulation to any governmental agency or regulatory body or making other disclosures that are protected under any law or regulation, or from filing a charge with or participating in any investigation or proceeding conducted by any governmental agency or regulatory agency.  Executive further represents that (a) she has not alleged any claim against any of the Releasees the factual foundation for which involves sexual harassment under New York State or New York City law; (b) no part of the compensation or benefits set forth in Section 1 of this Agreement is a payment related to sexual harassment or sexual abuse as set forth in Section 162(q) of the Internal Revenue Code; and (c) Executive does not contend and is not aware of any facts to suggest that she has been subjected at any time to any acts of sexual harassment or sexual abuse by any of the Releasees. Executive acknowledges that the Corporation has relied on her representations in this Section 6(b), and throughout the entire Agreement, in agreeing to provide the compensation and benefits set forth in Section 1 of this Agreement.

7.          Certain Forfeitures in Event of Breach.  Executive acknowledges and agrees that Section 3.5 of the Employment Agreement shall apply with respect to any breach of any of her obligations referenced in Section 5 above, provided that Executive shall be given seven (7) calendar days following written notice from the Corporation of any such breach to cure said breach to the reasonable satisfaction of the Corporation.  For the avoidance of doubt, the foregoing notice and cure provision shall not impair any right the Corporation may have to seek injunctive relief for any such breach prior to the expiration of any such cure period.
8.          No Admission of Liability.  Executive acknowledges and agrees that any payments or benefits provided to Executive under the terms of this Agreement do not constitute an admission by the Corporation or any of its subsidiaries, affiliates or licensees that they have violated any law or legal obligation with respect to any aspect of Executive’s employment with the Corporation.
9.          Entire Agreement.  The Corporation and Executive each represent and warrant that no promise or inducement has been offered or made except as herein set forth and that the consideration stated herein is the sole consideration for this Agreement.  This Agreement is a complete and entire agreement and states fully all agreements, understandings, promises and commitments as between the Corporation and Executive and as to the termination of their relationship; this Agreement supersedes and cancels any and all other negotiations, understandings and agreements, oral or written, respecting the subject matter hereof, including any prior employment agreements between the Corporation and the Executive, including but not limited to the Employment Agreement; and this Agreement may not be modified except by an instrument in writing signed by the party against whom the enforcement of any waiver, change, modification, or discharge is sought.
10.          No Transfer.  Executive represents and warrants that Executive has not sold, assigned, transferred, conveyed or otherwise disposed of to any third party, by operation of law or otherwise, any action, cause of action, suit, debt, obligations, account, contract, agreement, covenant, guarantee, controversy, judgment, damage, claim, counterclaim, liability or demand of any nature whatsoever relating to any matter covered by this Agreement.
11.          Assignability, Choice of Law, Jurisdiction, Venue.  This Agreement is personal to Executive and Executive may not assign, pledge, delegate or otherwise transfer to any person or entity any of Executive’s rights, obligations or duties under this Agreement, other than by a transfer by Executive’s will or by the laws of descent and distribution.  This Agreement shall be governed by, construed in accordance with, and enforced pursuant to the laws of the State of New York without regard to principles of conflict of laws.  The parties hereto waive any defense of lack of jurisdiction or venue regarding a party not being a resident of New York and hereby specifically authorize any action brought by either party to this Agreement to be instituted and prosecuted exclusively in any state or federal court located in the State of New York, County of New York.  Further, the parties hereto hereby waive any right to a jury trial of any claim or cause of action based upon or arising out of this Agreement.
12.          Enforceability.  Each of the covenants and agreements set forth in this Agreement are separate and independent covenants, each of which has been separately bargained for and the parties hereto intend that the provisions of each such covenant shall be enforced to the fullest extent permissible.  Should the whole or any part or provision of any such separate covenant be held or declared invalid, such invalidity shall not in any way affect the validity of any other such covenant or of any part or provision of the same covenant not also held or declared invalid.  If any covenant shall be found to be invalid but would be valid if some part thereof were deleted or the period or area of application reduced, then such covenant shall apply with such minimum modification as may be necessary to make it valid and effective.  The failure of either party at any time to require performance by the other party of any provision hereunder will in no way affect the right of that party thereafter to enforce the same, nor will it affect any other party’s right to enforce the same, or to enforce any of the other provisions in this Agreement; nor will the waiver by either party of the breach of any provision hereof be taken or held to be a waiver of any prior or subsequent breach of such provision or as a waiver of the provision itself.
13.          Counterparts.  This Agreement may be executed in counterparts, each of which together constitute one and the same instrument.
14.          Notices.  For the purpose of this Agreement, notices, demands, and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given by hand or by email transmission or mailed by United States certified mail, return receipt requested, postage prepaid (or, if applicable, a comparable process for certified delivery in another country), addressed as follows:
If to the Executive:	Valerie Hermann
The address and personal email on file in the Corporation’s personnel records.

If to the Corporation:	Ralph Lauren Corporation
Legal Department
625 Madison Avenue
New York, New York 10022
Attn: General Counsel
Email: Avery.Fischer@ralphlauren.com

Any party may change such party’s contact information for notice by notice duly given pursuant to this section 14.
15.          Nonadmissibility.  To the extent permitted by applicable law, nothing contained in this Agreement, or the fact of its submission to the Executive, shall be admissible evidence against the Corporation in any judicial, administrative, or other legal proceeding (other than in an action for breach of this Agreement).
16.          Revocation.  This Agreement, including all of the payment and benefit provisions set forth in Section 1 above, shall not become effective unless the Agreement is executed, dated and delivered to the Corporation within 21 days following the date it is received by Executive and is not revoked, as provided for in Section 17 herein, prior to the eighth day after this Agreement is signed by Executive.
17.          Meaning of Signing This Agreement.  By signing this Agreement, Executive expressly acknowledges and agrees that (a) Executive has carefully read it and fully understands what it means; (b) Executive has been advised in writing to discuss this Agreement with an independent attorney of Executive’s own choosing before signing it and has had a reasonable opportunity to confer with Executive’s attorney and has discussed and reviewed this Agreement with Executive’s attorney prior to executing it and delivering it to the Corporation; (c) Executive has been given twenty-one (21) calendar days to consider this Agreement; (d) Executive has had answered to Executive’s satisfaction any questions Executive has with regard to the meaning and significance of any of the provisions of this Agreement; (e) Executive has agreed to this Agreement knowingly and voluntarily of Executive’s own free will and was not subjected to any undue influence or duress, and assents to all the terms and conditions contained herein with the intent to be bound hereby; and (f) Executive may revoke Executive’s acceptance of this Agreement within seven (7) calendar days after Executive signs it by sending a written Notice of Revocation to the address of the Corporation as set forth in paragraph 14 above.

18.          No Construction Against Drafter.   No provision of this Agreement or any related document will be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or drafted such provision.
19.          Compliance with Section 409A.  The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and the parties agree to use their best efforts to achieve timely compliance with, Section 409A of the Code and the Department of Treasury Regulations and other interpretive guidance issued thereunder (“Section 409A”), including without limitation any such regulations or other guidance that may be issued after the Effective Date.  Notwithstanding any provision of this Agreement to the contrary, in the event that the Corporation determines that any compensation or benefits payable or provided hereunder may be subject to Section 409A, the Corporation reserves the right (without any obligation to do so or to indemnify the Executive for failure to do so) to adopt such limited amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Corporation reasonably determines are necessary or appropriate to (a) exempt the compensation and benefits payable under this Agreement from Section 409A and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (b) comply with the requirements of Section 409A.  The reimbursement of any expense under this Agreement shall be made no later than December 31 of the year following the year in which the expense was incurred.  The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year.  The amount of any in-kind benefits provided in one year shall not affect the amount of any in-kind benefits provided in any other year.  Notwithstanding anything contained herein to the contrary, the Corporation shall have no obligation to indemnify or otherwise hold the Executive harmless from any taxes or penalties under Section 409A.
20.          Taxes. Notwithstanding any other provision of this Agreement to the contrary, the Corporation may withhold from all amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld pursuant to any applicable laws and regulations.  Executive shall be responsible for the payment of Executive’s portion of any and all required federal, state, local and foreign taxes incurred, or to be incurred, in connection with any amounts payable to Executive under this Agreement.
21.          Counterparts.  The Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.  Signatures delivered by facsimile or as PDF attachments to an email shall be effective for all purposes.
IN WITNESS WHEREOF, the parties hereto have executed and delivered this Employment Separation Agreement and Release as of the day and year set forth below.

RALPH LAUREN CORPORATION

Date: 07/19/2019	By:	/s/ Roseann Lynch
		Name:	Roseann Lynch
		Title:	Executive Vice President, Chief People Officer

Date: 07/19/2019	By:	/s/ Valerie Hermann
VALERIE HERMANN